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                                                                    Exhibit 4.32









                                        October  17, 1996



Parlux Ltd.
3725 S.W. 30th Avenue
Fort Lauderdale, FL 33312

     RE:   AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

Ladies and Gentlemen:

     We refer to the Loan and Security Agreement dated December 29, 1994, as amended (the "Loan Agreement"), between Greyhound Financial Corporation, now known as FINOVA Capital Corporation ("FINOVA") and you. Defined terms used in this letter and not defined herein have the meanings given to them in the Loan Agreement.

     You have requested that FINOVA increase the Total Facility and make certain other amendments to the Loan Agreement. FINOVA is willing to do so, but only on the terms and conditions set forth herein. Accordingly, Borrower hereby agrees with FINOVA as follows:

       1.   Amendments to Loan Agreement and Schedule.

            (a) Each reference in the Loan Agreement, the Schedule, or any other Loan Document to FINOVA's address in Los Angeles, California is hereby amended to read: "355 South Grand Avenue, Suite 2400, Los Angeles, California 90071".

            (b) Section 18.1 of the Schedule is amended by adding the following definitions:

                "Base Rate" means the rate of interest announced publicly by Citibank, N.A., from time to time as its "base rate" (or any successor thereto), which may not be such institution's lowest rate.

            (c) Section 1.1of the Schedule is amended in its entirety to read:


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               "The amount of the Total Facility is Ten Million Dollars ($10,
                000,000). "

            (d) Section 1.2 of the Schedule is amended as follows:

                        (1) Clause (a) under "Revolving Loans" is amended in its
            entirety to read: "Ten Million Dollars ($10,000,000) (the "Revolving Loan Facility"); or

                        (2) Subclause (b)(ii)(A) under "Revolving Loans" is
            amended in its entirety to read: "Six Million Dollars ($6,000,000)"; and

                        (3) Subclause (b)(ii)(B)(ii) under "Revolving Loans" is
            amended by deleting the words "Five Hundred Thousand Dollars ($500,000)" and replacing them with "Seven Hundred Fifty Thousand Dollars ($750,000)".

            (e)  Section 3.1 of the Schedule is amended
                 as follows:

                        (1) The first sentence under "Interest" is amended in
            its entirety to read: "Borrower shall pay FINOVA interest (i) at a per annum rate of one and three-quarters percent (1.75 %) in excess of the Base Rate on fifty percent (50%) of the daily outstanding balance of Borrower's loan account and (ii) at a per annum rate of one-half of one percent (0. 5 %) in excess of the Base Rate on the remaining fifty percent (50%) of the daily outstanding balance of Borrower's loan account. Borrower's loan account shall be adjusted on a weekly basis."

                        (2) The words "one-fourth of one percent (.25 %) per
            annum of the amount of the Total Facility, or" shall be deleted from the first sentence under "Annual Renewal."

            (f) Section 5.2(iii) of the Loan Agreement is amended by deleting the word "monthly" before the words "unaudited financial statements" and replacing it with "quarterly".

            (g) Section 5.2, Paragraph 4, of the Schedule is amended as follows:

                        (1) The words "month", "months" and "monthly" shall be deleted and replaced with "quarter", "quarters" and "quarterly", respectively; and


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                        (2) The words "thirty (30)" shall be deleted and
            replaced with "forty-five (45)".

            (h) Section 13.14 of the Schedule is amended as follows:

                        (1) The words "and not less than $15,000,000 on and
            and after March 31, 1996" in the "Net Worth" covenant shall be deleted and replaced with "not less than $15,000,000 from March 31, 1996 until June 29, 1996, and not less than $35,000,000 on and after June 30, 1996"; and

                        (2) The word "month" shall be deleted and replaced with
            "quarter".

     2. Conditions Precedent. The amendments set forth in Paragraph I above shall not be effective unless and until each of the following conditions precedent is satisfied as determined by FINOVA in its sole judgment:

        (a) Each of Borrower, Parent and Ilia Lekach shall have executed and delivered this Amendment to FINOVA.

        (b) Merrill Lynch Business Financial Services Inc. ("Merrill Lynch") shall have executed and delivered a Participation Agreement, in form and substance satisfactory to FINOVA, pursuant to which Merrill Lynch will acquire and FINOVA will sell an ongoing participation interest of fifty percent (50%) in the Collateral, Revolving Loans, Loan Documents and the transactions thereunder.

        (c) Parent shall have executed and delivered to FINOVA a written agreement, in form and substance satisfactory to FINOVA, in which Parent agrees and covenants to notify FINOVA immediately of any termination with respect to any of Parent's license agreements, and to send a copy of any notice of termination delivered by a licensor.

        (d) Borrower shall have delivered or caused to be delivered to FINOVA
(1) evidence that all amounts outstanding under the Perry Ellis Purchase Agreement have been indefeasibly paid in full, including without limitation a copy of the note dated December 29, 1994 in favor of Sanofi marked "CANCELLED" and the Reversionary Assignment and Assumption dated December 29, 1994 between Sanofi and Guarantor marked "CANCELLED", and (2) copies of termination statements executed by Sanofi in connection with any UCC financing statements it filed against Borrower and/or Parent.

        (e) At the time the conditions in subparagraphs (a) through (d) above have been satisfied, no Event of Default, or event or condition which with notice or the passage of time, or both, would become an Event of Default, has occurred and is continuing.


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     3. Fee and Expenses. In consideration of FINOVA's agreements contained herein and in order to induce FINOVA to enter into this letter, Borrower herewith pays FINOVA a fee of $62,500, which FINOVA is authorized to charge to Borrower's loan account with FINOVA. Borrower confirms that, under the Loan Agreement, it shall pay FINOVA's attorneys' fees and expenses incurred in connection with this letter and the transactions contemplated hereby.

     4. Ratification. (a) Except as expressly set forth herein, the Loan Agreement and the other Loan Documents are not modified hereby and each shall remain in full force and effect in accordance with the respective provisions thereof on the date hereof, and the Loan Agreement and the other Loan Documents are each in all respects ratified and affirmed. FINOVA's agreements herein shall not be construed to require FINOVA to extend any additional credit not expressly contemplated by the Loan Agreement, or make any amendment to the Loan Agreement or any other Loan Documents, on any other occasion, regardless of the similarity of circumstances.

        (b) Each of Parent and Ilia Lekach (which join in this letter solely for the purposes of this subsection) hereby (i) acknowledges notice of the terms and conditions of this letter, (ii) confirms and agrees that the Indebtedness under and as defined in the Continuing Guaranties listed on Exhibit A hereto include all Borrower's Obligations for or in respect of the principal of, accrued interest in, and other charges now or hereafter payable in connection with the Revolving Loans including, without limitation, those arising after giving effect to this letter, and (iii) confirms that, after giving effect to this letter and to the of the amendments to the Loan Agreement and Schedule, each such Continuing Guaranty, to extent it is a party thereto, is its valid and binding obligation, enforceable against it in accordance with its terms, without defenses, offsets, or counterclaims, and continues in full force and effect.

     5. Representations and Warranties. Without limiting any other provision of this letter, and as an inducement to FINOVA to enter into this letter, Borrower hereby: (a) represents, warrants and agrees that the Loan Agreement and the other Loan Documents are its valid and binding obligations enforceable against it in accordance with their terms, without defenses, offsets or counterclaims; and (b) represents and warrants that:

           (i) each of the representations and warranties of Borrower set forth in the Loan Agreement and the other Loan Documents is true and correct in all material respects, as of the date hereof, and

           (ii) after giving effect to this letter, no Event of Default, or event or condition which with notice or the passage of time, or both, would become an Event of Default, has occurred and is continuing.



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     6. Governing Law.  This letter shall be construed in accordance with and be governed by the laws (as opposed to the conflicts of laws provisions) of the State of Arizona.

     7. Counterparts. This letter may be executed in one or more counterparts, and by FINOVA and each other party hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

     Please countersign below to indicate your agreement to and acceptance of the foregoing terms. The provisions of this letter shall not become effective unless and until so countersigned.



                                           Very truly yours,

                                           FINOVA CAPITAL CORPORATION


                                           By: /s/ Frank Manzo
                                              -------------------------
                                               Name:  Frank Manzo
                                               Title:  Asst. V.P.


Accepted and Agreed:


PARLUX LTD.

By:  /s/ Frank A. Buttacavoli
    ----------------------------
     Name: Frank A. Buttacavoli
     Title: Exec. Vice President and CFO


PARLUX FRAGRANCES, INC.

By:  /s/ Frank A. Buttacavoli
    -----------------------------
     Name: Frank A. Buttacavoli
     Title: Exec. Vice President and CFO


/s/ Ilia Lekach
--------------------------
ILIA LEKACH, an individual


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